Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release
Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS STRONG FINANCIAL

PERFORMANCE FOR ITS 2011 FOURTH QUARTER AND

FISCAL YEAR ENDED MARCH 31, 2011

•	FOURTH QUARTER EPS OF $1.00 AND FISCAL YEAR EPS OF $3.30, BOTH EXCLUDING SPECIAL ITEMS

•	FOURTH QUARTER GAAP EPS OF $0.84 AND FISCAL YEAR GAAP EPS OF $3.60

•	FOURTH QUARTER OPERATING INCOME OF $49.8 MILLION, A 16% INCREASE OVER THE PRIOR YEAR QUARTER DUE TO OPERATIONAL IMPROVEMENT IN THE EUROPE AND OTHER INTERNATIONAL BUSINESS UNITS

•	COMPANY INITIATES DIVIDEND OF $0.15 PER SHARE FOR THE FIRST QUARTER OF FISCAL YEAR 2012

•	COMPANY INITIATES FISCAL YEAR 2012 DILUTED EPS GUIDANCE

HOUSTON, May 10, 2011 – Bristow Group Inc. (NYSE: BRS) today reported adjusted net income, excluding special items, for the fourth quarter ended March 31, 2011 of $37.0 million, or $1.00 per diluted share, compared to $26.6 million, or $0.73 per diluted share in the same period a year ago. GAAP net income for the fourth quarter was $30.9 million, or $0.84 per diluted share. The quarter benefited from operating improvement in the Europe and Other International Business Units as well as increased earnings from unconsolidated affiliates and higher aircraft sales. The special items referred to herein are detailed on page nine of this news release.

Revenue for the fourth quarter increased 9.8% to $310.1 million from $282.4 million in the same period a year ago. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 30.4% to $77.5 million from $59.4 million in the March 2010 quarter. Revenue was positively impacted by improvement in the underlying operations in the Europe, Australia and Other International Business Units.

“As previously anticipated, the financial results for the second half of the year exceeded the first half. We were able to deliver sequential improvement in operating income, EBITDA and earnings per share in the fourth quarter,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “The performance of several of our business units during the quarter was strong and our operating margin improved to 16.1%, driven by continued excellent results in our Europe and Other International Business Units.”

On May 4, 2011, the Board of Directors of Bristow declared a first quarter cash dividend of $0.15 per share on the issued and outstanding shares of common stock.

“We are proud to announce our Board’s decision to initiate a quarterly cash dividend on our common stock,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “Our confidence in Bristow’s ability to generate cash flow, while growing the business across the globe and maintaining a prudent financial profile, allows us to create an exceptional investment opportunity.”

Adjusted net income, excluding special items, for the fiscal year ended March 31, 2011 totaled $121.3 million, or $3.30 per diluted share, compared to $109.1 million, or $3.02 per diluted share in the same period a year ago. GAAP net income for the fiscal year ended March 31, 2011 was $132.3 million, or $3.60 per diluted share, and revenue totaled $1.233 billion. Revenue increased across all primary business units, with significant improvements in Australia, Europe and Other International compared to the same period a year ago, driven by the addition of new contracts and increases in rates on existing contracts, which offset the impact of reduced activity for certain clients in North America. The special items referred to herein are detailed on pages nine and ten of this news release.

“Fiscal 2011 turned out to be a strong year, distinguished by record revenue, operating income and net income,” said Bill Chiles. “I am proud of the entire Bristow team, who produced top safety performance while also delivering on our commitment to improving financial performance, lowering cost of capital, and commencing a balanced capital allocation plan. We look forward to carrying this quarter’s momentum into fiscal 2012, where the combination of our financial strength and growth opportunities should lead to significant value creation for Bristow’s shareholders. In light of these factors and our more stable and predictable business profile, we have decided to provide annual earnings per share guidance starting with fiscal 2012.”

FOURTH QUARTER FY2011 RESULTS

•	Revenue increased 9.8% to $310.1 million compared to $282.4 million in the same period a year ago.

•	Operating income increased 16.5% to $49.8 million compared to $42.8 million in the same period a year ago. Operating margin increased to 16.1% from 15.2% in the fourth quarter of fiscal 2010.

•	EBITDA increased 30.4% to $77.5 million compared to $59.4 million in the March 2010 quarter.

•	GAAP net income increased 8.5% to $30.9 million, or $0.84 per diluted share, compared to $28.4 million, or $0.78 per diluted share, in the March 2010 quarter.

Our Europe Business Unit saw an increase in flying activity over the prior year quarter, which resulted in increased operating margin in this market.

Our West Africa Business Unit was affected by a high level of maintenance and freight costs in the March 2011 quarter. We have been able to re-contract aircraft after the loss of a major contract in this market. We expect to benefit from new contract awards and our continuing effort to reduce aircraft maintenance delays in this market in future periods.

Our North America Business Unit continues to be a challenging market due to the impact of the severe reduction in the issuance of drilling and completion permits in the aftermath of the Macondo accident. In addition, difficult weather conditions in February coupled with the ending of our support work for BP negatively affected this business unit. We are reducing our cost structure in order to align the business with the current level of demand. A few drilling permits were issued during the fourth quarter in the U.S. Gulf of Mexico, and activity has started to pick up very recently.

Our Australia Business Unit saw a significant increase in revenue over the prior year resulting from new contracts and a favorable impact of change in foreign currency exchange rates. However, an increase in compensation and other costs has contributed to a decrease in operating margin versus the same quarter last year. We do not expect some of the costs incurred in the quarter to recur at the same levels in future periods, which when coupled with a continued high level of activity in this market is expected to result in improved operating margin in future quarters.

Our Other International Business Unit’s operating margin was significantly higher primarily due to strong performance of our unconsolidated affiliate in Brazil, which generated $6.2 million of equity earnings for the three months ended March 31, 2011. We made progress in our exit strategy in Mexico by entering into an agreement to sell our 24% interest in an unconsolidated affiliate to our joint venture partner and reduced our financial exposure to the Mexican market.

During the March 2011 quarter we generated $5.4 million in after-tax gains on the sale of seven aircraft, which included two older generation large aircraft and related inventory.

FISCAL YEAR ENDED MARCH 31, 2011

•	Revenue totaled $1.233 billion compared to $1.168 billion for the same period a year ago.

•	Operating income was $189.7 million compared to $180.9 million for the fiscal year ended March 31, 2010.

•	EBITDA totaled $277.5 million compared to $259.6 million for the fiscal year ended March 31, 2010.

•	GAAP net income totaled $132.3 million, or $3.60 per diluted share, compared to $112.0 million, or $3.10 per diluted share for the fiscal year ended March 31, 2010.

Our fiscal year ended March 31, 2011 results benefited from revenue increases across all of our primary business units, with significant improvements in Australia, Europe and Other International compared to the same period a year ago, which was driven by the addition of new contracts and increases in rates on existing contracts, which offset the impact of reduced activity for certain clients.

Operating income, EBITDA, net income and earnings per share increased from the prior year due to higher earnings from unconsolidated affiliates, primarily our investment in Brazil, and improved performance in the Europe, North America and Other International Business Units. Additionally, our effective tax rate was 5.1% versus 20.4% in the prior fiscal year. This reduction was driven by a global restructuring of our operations as part of the continuing implementation of our global business strategy, in addition to a shift of our expected earnings for the current fiscal year to lower tax jurisdictions. This benefit was partially offset by a lower level of aircraft sales, increased interest expense and a reduction in other income (expense), net.

DIVIDEND

On May 4, 2011, the Board of Directors of Bristow declared a first quarter cash dividend of $0.15 per share of our common stock. The dividend will be paid on June 10, 2011 to shareholders of record on May 20, 2011. Based on shares outstanding at March 31, 2011, total dividend payments to be made during the three months ended June 30, 2011 will be approximately $5.4 million.

“We expect to continue generating substantial cash flow after having increased our operating leverage through significant investment in our aircraft fleet. We believe it is now time to return some of the cash flow in the form of a dividend to our shareholders while making our stock more attractive to international and income-oriented investors,” said Jonathan Baliff.

“The continued execution of our ongoing capital allocation strategy of investing in our fleet, pursuing other growth opportunities and returning cash to shareholders, while maintaining prudent balance sheet management, should provide additional certainty about our financial strength that has allowed us to initiate this dividend.”

GUIDANCE

Bristow issued today diluted earnings per share guidance for fiscal year 2012 of $3.55 to $3.90.

“Our 2012 guidance demonstrates our confidence in our business model anchored by our contract structure and our clients’ focus on production,” said Jonathan Baliff. “This makes our operating performance more stable and predictable. This GAAP earnings per share guidance does not include unrealized gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. Our objectives in providing earnings guidance include aligning shareholders and other market participants with management’s expectation of our operational performance and how management directs and operates our business.”

This guidance is based on current foreign currency exchange rates. In providing this guidance, the Company has not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that the Company cannot currently anticipate or predict could result in earnings per share for fiscal year 2012 that are significantly above or below this guidance. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 11, to review financial results for the fiscal year 2011 fourth quarter and year-ended March 31, 2011. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com
•	Live: Click on the link for “Bristow Group Fiscal 2011 Fourth Quarter Earnings Conference Call”
•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-8609
•	Replay: A telephone replay will be available through May 25, 2011 and may be accessed by calling toll free 1-800-406-7325, passcode: 4435513#

Via Telephone outside the U.S.:

•	Live: Dial 480-629-9818
•	Replay: A telephone replay will be available through May 25, 2011 and may be accessed by calling 303-590-3030, passcode: 4435513#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, capital allocation strategy, future dividends, the impact of activity levels, business performance, and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2010 and the annual report on Form 10-K for the fiscal year ended March 31, 2010. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010
Gross revenue:
Operating revenue from non-affiliates	$263,118	$241,809	$1,051,829	$999,249
Operating revenue from affiliates	10,625	15,199	63,067	61,842
Reimbursable revenue from non-affiliates	36,452	24,805	117,366	103,019
Reimbursable revenue from affiliates	(53)	570	546	3,646

	310,142	282,383	1,232,808	1,167,756

Operating expense:
Direct cost	188,842	173,653	748,053	717,178
Reimbursable expense	34,542	24,673	114,288	105,853
Depreciation and amortization	29,240	17,365	90,877	74,684
General and administrative	25,013	30,455	120,145	119,701

	277,637	246,146	1,073,363	1,017,416

Gain on disposal of other assets	6,596	5,328	10,178	18,665
Earnings from unconsolidated affiliates, net of losses	10,746	1,227	20,101	11,852

Operating Income	49,847	42,792	189,724	180,857
Interest income	215	215	1,092	1,012
Interest expense	(9,924)	(10,781)	(46,187)	(42,412)
Other income (expense), net	(1,842)	(987)	(4,230)	3,036

Income from continuing operations before provision for income taxes	38,296	31,239	140,399	142,493
Provision for income taxes	(7,071)	(2,571)	(7,104)	(28,998)

Net income from continuing operations	31,225	28,668	133,295	113,495
Net income attributable to noncontrolling interests	(357)	(225)	(980)	(1,481)

Net income attributable to Bristow Group	30,868	28,443	132,315	112,014
Preferred stock dividends	—	—	—	(6,325)

Net income available to common stockholders	$30,868	$28,443	$132,315	$105,689

Earnings per common share:
Basic	$0.85	$0.79	$3.67	$3.23

Diluted	$0.84	$0.78	$3.60	$3.10

Weighted average number of common shares outstanding:
Basic	36,312	35,942	36,010	32,729
Diluted	36,966	36,335	36,731	36,119
EBITDA	$77,460	$59,385	$277,463	$259,589

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended March 31,			Fiscal Year Ended March 31,
	2011		2010	2011	2010
Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	13,388		11,843	54,463	54,537
West Africa	9,173		8,547	38,390	35,142
North America	16,741		18,301	81,503	79,345
Australia	3,825		3,324	13,618	12,302
Other International	10,423		10,704	45,894	44,373

Consolidated total	53,550		52,719	233,868	225,699

Gross revenue:
Europe	$127,341		$104,730	$476,455	$452,998
West Africa	55,244		54,207	226,175	219,212
North America	40,124		45,453	193,845	189,730
Australia	45,025		34,014	159,120	130,698
Other International	37,260		32,080	148,239	135,426
Corporate and other	7,561		12,173	33,217	43,815
Intrasegment eliminations	(2,413)		(274)	(4,243)	(4,123)

Consolidated total	$310,142		$282,383	$1,232,808	$1,167,756

Operating income (loss):
Europe	$23,939		$18,973	$89,320	$77,053
West Africa	13,262		18,770	62,051	62,410
North America	(1,602)		1,002	14,527	11,655
Australia	7,812		8,349	28,997	30,374
Other International	17,076		601	42,038	25,972
Gain on disposal of other assets	6,596		5,328	10,178	18,665
Corporate and other	(17,236)		(10,231)	(57,387)	(45,272)

Consolidated total	$49,847		$42,792	$189,724	$180,857

Operating margin:
Europe	18.8%		18.1%	18.7%	17.0%
West Africa	24.0%		34.6%	27.4%	28.5%
North America	(4.0	) %	2.2%	7.5%	6.1%
Australia	17.4%		24.5%	18.2%	23.2%
Other International	45.8%		1.9%	28.4%	19.2%
Consolidated total	16.1%		15.2%	15.4%	15.5%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

AS OF MARCH 31, 2011

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
Europe	—	17	39	—	—	56	63	119
West Africa	12	27	6	—	3	48	—	48
North America	70	25	2	—	—	97	—	97
Australia	2	14	16	—	—	32	—	32
Other International	5	44	15	—	—	64	133	197
Corporate and other	—	—	—	76	—	76	—	76

Total	89	127	78	76	3	373	196	569

Aircraft not currently in fleet: (3)
On order	—	—	6	—	—	6
Under option	—	22	9	—	—	31

(1)	Includes 16 aircraft held for sale.

(2)	The 196 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.

(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

GAAP RECONCILIATIONS

EBITDA is a measure that has not been prepared in accordance with GAAP and has not been audited or reviewed by our independent auditors. EBITDA is therefore considered a non-GAAP financial measure. A description of adjustments and a reconciliation to net income from continuing operations, the most comparable GAAP financial measure to EBITDA, is as follows (in thousands):

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010
	(Unaudited)
Net income from continuing operations	$31,225	$28,668	$133,295	$113,495
Provision for income taxes	7,071	2,571	7,104	28,998
Interest expense	9,924	10,781	46,187	42,412
Depreciation and amortization	29,240	17,365	90,877	74,684

EBITDA	$77,460	$59,385	$277,463	$259,589

A reconciliation of our operating income, EBITDA, net income and diluted earnings per share as adjusted for the special items described below to each of these items as reported under GAAP is as follows:

	March 2011 Quarter
	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share
	(Unaudited) (In thousands, except per share amounts)
Adjusted for special items	$56,653	$79,905	$37,001	$1.00
Impairment of IT system (1)	(5,306)	—	(3,449)	(0.09)
Held for sale aircraft impairment (2)	(1,500)	—	(1,095)	(0.03)
Impairment of investment in affiliate (3)	—	(2,445)	(1,589)	(0.04)

As reported	$49,847	$77,460	$30,868	0.84

	March 2010 Quarter
	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share
	(Unaudited) (In thousands, except per share amounts)
Adjusted for special items	$39,920	$60,385	$26,630	$0.73
Allowance for receivables (4)	(2,200)	(2,200)	(1,430)	(0.04)
Depreciation correction (5)	3,872	—	2,463	0.07
Australia local tax (6)	1,200	1,200	780	0.02

As reported	$42,792	$59,385	$28,443	0.78

	Fiscal Year Ended March 31, 2011
	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share
	(Unaudited) (In thousands, except per share amounts)
Adjusted for special items	$193,030	$278,708	$121,285	$3.30
Impairment of IT system (1)	(5,306)	—	(3,449)	(0.09)
Held for sale aircraft impairment (2)	(1,500)	—	(1,095)	(0.03)
Impairment of investment in affiliate (3)	—	(2,445)	(1,589)	(0.04)
Power-by-the-hour credit (7)	3,500	3,500	2,520	0.07
Retirement of 6 1/8% Senior Notes (8)	—	(2,300)	(3,055)	(0.08)
Income tax items (9)	—	—	17,698	0.48

As reported	$189,724	$277,463	$132,315	3.60

	Fiscal Year Ended March 31, 2010
	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share
	(Unaudited) (In thousands, except per share amounts)
Adjusted for special items	$181,540	$259,586	$109,114	$3.02
Allowance for receivables (10)	(1,100)	(1,100)	(715)	(0.02)
Depreciation correction (5)	3,250	—	2,898	0.08
Australia local tax (6)	2,041	2,041	1,327	0.04
Departure of officers (11)	(4,874)	(4,874)	(3,168)	(0.09)
Hedging gains (12)	—	3,936	2,558	0.07

As reported	$180,857	$259,589	$112,014	3.10

(1)	Represents additional depreciation expense recorded as a result of the impairment of previously capitalized internal software costs as the related project was abandoned in the March 2011 quarter.

(2)	Represents additional depreciation expense recorded as a result of the impairment of three held for sale aircraft in the March 2011 quarter.

(3)

Represents a charge recorded as a reduction in other income (expense), net related to the impairment of our 24% investment in Heliservicio, an unconsolidated affiliate in Mexico, resulting from a pending sale of the investment.

(4)

Represents a $3.6 million bad debt allowance recorded for accounts receivable due from our unconsolidated affiliate in Mexico, which we determined were not probable of collection, which was partially offset by a $1.4 million reduction in a bad debt allowance for accounts receivable due from a client in Nigeria; these items are included in direct cost.

(5)	Represents a reduction in depreciation expense recorded in the March 2010 quarter for errors in the calculation of depreciation on certain aircraft in prior periods.

(6)

Represents a net expense reduction in Australia upon resolution of local tax matters in the March 2010 quarter that reduced direct costs and in fiscal year ended March 31, 2010 that reduced direct cost by $1.1 million and general and administrative expense by $0.9 million.

(7)

Represents a reduction in maintenance expense (included in direct cost) associated with a credit resulting from the renegotiation of a “power-by-the-hour” contract for aircraft maintenance with a third party provider.

(8)

Represents to impact from the early retirement of the 6 1/8% Senior Notes, which resulted in a $2.3 million early redemption premium (included in other income (expense), net) and the non-cash write-off of $2.4 million of unamortized debt issuance costs (included in interest expense).

(9)

Represents the impact of a reduction in the provision for income taxes related to adjustments to deferred tax liabilities that were no longer required as a result of a restructuring during the fiscal year ended March 31, 2011.

(10)

Represents a $3.6 million bad debt allowance recorded for accounts receivable due from our unconsolidated affiliate in Mexico, which we determined were not probable of collection, which was partially offset by a $2.5 million reduction in a bad debt allowance for accounts receivable due from a client in Kazakhstan; these items are included in direct cost.

(11)

Represents compensation costs associated with the departure of three of the Company’s officers during the fiscal year ended March 31, 2010; these costs are included in general and administrative costs.

(12)

Represents the impact of pre-tax hedging gains of $3.9 million realized during the fiscal year ended March 31, 2010 due to termination of forward contracts on euro-denominated aircraft purchase commitments; these gains are included in other income (expense), net.

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